Exhibit 99.4

DATE:	September 22, 2004

TO:	Aldie Warnock

FROM:	Vance Booker

CC:	Marce Fuller, Vance Booker, Erin Mclaughlin, Kevin McConnell

RE:	Modification to Offer Letter

The purpose of this memo is to document the modification of a term in your Offer Letter dated May 27, 2004.  Per your Offer Letter, your were to receive full homeowner’s relocation benefits with the understanding that you may not relocate at this time.

As SVP Governmental and Regulatory Affairs, it has been realized that you need to travel to locations outside of Atlanta more than 90% of the time.  Therefore, the determination has been made that there is not a business need for you to relocate to Atlanta.   As a result, Mirant has agreed to begin reimbursing you for travel to and from Houston and for hotel expenses incurred Sunday through Thursday, in lieu of receiving benefits under the relocation program. Please provide me any outstanding expenses you have incurred for review and consideration for payment.  Any reimbursement will be subject to the Travel Policy.

Also, there may be circumstances whereby your expenses are treated as imputed income and are subject to applicable taxes.  For example, expenses you incur travelling to Atlanta from Houston will be treated as imputed income.  Mirant agrees to gross up your reimbursement for tax purposes.

To ensure that this continues to be cost effective, this will be reviewed on an annual basis, in September, by Vance Booker, SVP Administration in order to renew, renegotiate, or terminate this agreement.  This will also be reviewed should business needs change and it is necessary for you to be relocated.  When your relocation is initiated, you will receive full homeowner’s relocation benefits per the enclosed Mirant Relocation Guide. The reimbursements you receive for trips between Atlanta and Houston, will be deducted from the total payments and other reimbursements you will receive under provisions of the Mirant Relocation Program.  All reimbursements will be appropriately grossed up for taxes in accordance with the Program guidelines.

Should you have any questions, please contact me at x7037.

/s/ Vance Booker	September 22, 2004	/s/ Aldie Warnock	September 22, 2004
Vance Booker	Date	Aldie Warnock	Date
SVP Administration		SVP Gov. and Reg. Affairs